Exhibit 99.1
PRESS RELEASE

Contact:	Robert McCullough, Jr.	Douglas Sherk/Matthew Selinger
	CytoCore, Inc.	EVC Group
	(312) 222-9550	(415) 896-6820
mselinger@evcgroup.com
CytoCore Completes Sale of Shares of Common Stock
CHICAGO – March 12, 2008– CytoCore Inc. (OTCBB:CYOE), a leading developer of cost-effective cancer screening systems to assist in the early detection of cervical, endometrial, and other cancers, announced today that it has completed the sale of approximately 5,000,000 shares of newly issued common stock at the price of $2.00 per share to certain institutional and accredited investors. In addition, approximately 2.5 million 3 year warrants exercisable at a fixed price of $2.00 per share will be issued. One warrant accompanied every two shares purchased. Initial closing of the transaction was on Friday, March 7, 2008. The proceeds will be used to fund equipment purchases and working capital. Bathgate Capital Partners LLC acted as the placement for 3,115,000 shares of the financing.
The securities sold have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United State absent registration or applicable exemption from registration. CytoCore has agreed to file a registration statement providing for the resale of the common stock no later than 120 days from the closing date.

“With this fund raising, including approximately $4 million which was received from existing investors and the Board, under similar terms since December 2007, we believe we have the resources required to fund our expansion and capitalize on our growth opportunities,” said Robert McCullough, Jr., Chief Executive Officer. “We have received our first European orders for the SoftPAP cervical cell collector and recently received FDA clearance to market the SoftPAP in the United States. With the funds raised through this offering, management can focus on executing our growth strategy.”
This release is not an offer to sell, or a solicitation of an offer to buy securities, nor shall there be any sale of the company’s securities in any state in which such offer, solicitation or sale would be unlawful prior to their registration or qualification under the securities laws of any such state.
About CytoCore Inc.
CytoCore develops cost-effective cancer screening systems, which can be utilized in a laboratory or at the point-of-care, to assist in the early detection of cervical, endometrial, and other cancers. The CytoCore Solutions(tm) System is being developed to provide medical practitioners with highly accurate, low-cost, cervical and uterine cancer screening systems that can be seamlessly integrated into existing medical models. More information is available at: www.CytoCoreInc.com
Certain statements in this release are forward-looking. These statements are based on CytoCore’s current expectations and involve many risks and uncertainties, such as the company’s inability to obtain sufficient financing, the possibility that clinical trials will not substantiate CytoCore’s expectations with respect to the CytoCore Solutions™ System, and other factors set forth in reports and documents filed by CytoCore with the Securities and Exchange Commission. Actual results may differ materially from CytoCore’s current expectation depending upon a number of factors affecting the Company’s business. These factors include, among others, risks and uncertainties detailed in the Company’s periodic public filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Except as expressly required by law, CytoCore undertakes no obligation to publicly update or revise any forward-looking statements contained herein.